Exhibit 99.1

Tempur-Pedic International Inc. Announces Completion of Redemption of Senior Subordinated Notes by

Tempur-Pedic, Inc. and Tempur Production USA, Inc.

Lexington, Kentucky, January 26, 2004 — Tempur-Pedic International Inc. (NYSE: TPX) announced today the closing of the previously announced redemption of an aggregate principal amount of $52,500,000 of the outstanding 10 1/4% Senior Subordinated Notes due 2010 issued by its subsidiaries Tempur-Pedic, Inc. and Tempur Production USA, Inc. The redemption price was 110.25% of the principal amount plus accrued interest, and the redemption was funded with a portion of the net proceeds of the initial public offering of Tempur-Pedic International Inc., which closed on December 23, 2003. The Company expects to reflect the approximately $5.4 million redemption premium as a transaction related expense in the first quarter of 2004.

Tempur-Pedic International Inc. is a vertically-integrated manufacturer, marketer and distributor of premium mattresses and pillows made from its proprietary Tempur visco-elastic foam. Products are sold in 54 countries under the Tempur® and Tempur-Pedic® brands.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities of Tempur-Pedic International Inc. or any of its subsidiaries in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offer or sale will be made only by means of the written prospectus forming a part of the effective registration statement.

Certain statements in this press release may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used herein, the words “believes”, “expects”, “plans”, “estimates” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance and achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Contact:

Tempur-Pedic International Inc.

Dale E. Williams

(859) 514-4757

dale.williams@tempurworld.com